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                                                                   Exhibit 10.35

10.35. Employment Agreement dated July 6, 1998 between Guess?, Inc. and Brian L. Fleming.
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July 6, 1998




Brian L. Fleming
4460 Wilshire Blvd., #704
Los Angeles, CA  90010

Dear Brian,

Congratulations on your decision to join GUESS?, Inc.

This letter will serve to confirm the offer of employment extended to you by GUESS? Inc. as Executive Vice President and Chief Financial Officer starting on July 20, 1998. You will report directly to Maurice Marciano.

Your annual salary (base salary) for your first year of employment will be $300,000.00, subject to annual increases as deemed appropriate by the Chairman and the Board of Directors. In addition, you will receive a car allowance of $12,000.00 per year. You will be reimbursed monthly dues (currently $265 per month) and all reasonable business expenses associated with your membership in the Jonathan Club.

You will be eligible to participate in the Company's Annual Bonus Incentive Plan based on participation percentages and performance objectives determined by the Chairman and the Board of Directors. With respect to the 1998 year, you will be eligible for a bonus representing five months participation (40% of a normal full year bonus). This bonus will be earned if objectives are achieved as determined by the Chairman and the Board of Directors. You and the Chairman would mutually agree to the 1998 (second half) bonus performance objectives within 30 days after your employment start date.

At commencement of employment, you will be granted stock options for 100,000 shares under the Company's Equity Incentive Plan. Terms and conditions of the stock options will be consistent with those granted to other executive officers.

You will be eligible for medical, dental, life, and disability benefits as well as other benefits, including participation in the Company's 401(k) plan and paid vacation, provided to other GUESS?, Inc. employees at your executive level.

If GUESS?, Inc. terminates your employment within the first 18 months of employment for any reason, other than serious cause (cause will include, but not be limited to, chronic drug abuse, chronic alcoholism, or the conviction of a felony), GUESS?, Inc. shall pay you an additional 6 months of base salary.

In accordance with government regulation, all new employees must present eligibility to work. On your first day of employment, please bring in documents to establish both identification and employment eligibility from the attached list of acceptable documents (Form I-9). If you are unable to present these documents, you will not be able to commence employment.


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Please indicate your acceptance of this offer by executing the enclosed duplicate original, and returning it in the envelope provided.

We look forward to your joining us at GUESS?, Inc., and a prosperous future together. Please feel free to contact me if you have any questions.

Sincerely,


Johnna Porfilio
GUESS?, Inc. Recruiter


AGREED & ACCEPTED


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Brian Fleming                            Date


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